Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX TO REDEEM OUTSTANDING JUNIOR
SUBORDINATED CONVERTIBLE DEBENTURES DUE 2037
SAN JOSE, CA, FEBRUARY 10, 2014 – Xilinx, Inc. (NASDAQ: XLNX) today announced that it has issued a notice of redemption to redeem on March 17, 2014 all of its outstanding 3.125% Junior Convertible Subordinated Debentures due 2037 (the “Convertible Debentures”). As of February 7, 2014, $689,635,000 of the Convertible Debentures was outstanding. The last reported sale price of Xilinx’s common stock on February 7, 2014 was $46.10 per share.
The notice of redemption provides that the Convertible Debentures called for redemption would be redeemed at a stated redemption price equal to 100% of the aggregate principal amount of such notes, plus accrued and unpaid interest to (but not including) the redemption date.
Holders may convert the Convertible Debentures at any time prior to the close of business on March 14, 2014 at a conversion rate of 34.6593 shares of Xilinx’s common stock per $1,000 principal amount of Convertible Debentures (which is equivalent to a conversion price of approximately $28.8523 per share) with a related Observation Period (as defined in the Indenture for the Convertible Debentures) of February 12, 2014 through March 12, 2014. Holders who want to convert Convertible Debentures must satisfy the requirements set forth in Article 9 of the Indenture for the Convertible Debentures. In the event that holders elect to convert their Notes in connection with the redemption, the Company will satisfy its conversion obligations to holders by paying cash equal to the principal amount of the Notes. Xilinx has elected to settle any and all conversion obligations in excess of the principal amount in cash.

Xilinx may consider engaging in new debt financing if available on terms attractive to Xilinx to fund the redemption price, or any conversion obligation for Convertible Debentures converted prior to the close of business on March 14, 2014, or fund the amounts with existing cash.
Xilinx’s notice to holders specifying the terms, conditions and procedures for the redemption and/or conversion is available through The Depository Trust Company and the Trustee, The Bank of New York Mellon Trust Company, N.A., National Association.
The Bank of New York Mellon Trust Company, N.A., National Association, in their capacity as either paying agent for the redemption or conversion agent, can be contacted at one of the following addresses, as applicable:

In Person & Overnight, Registered or Certified Mail:

The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Corporation
Corporate Trust Operations
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Redemption Department
Tel: 1 (800) 254-2826

This press release is for informational purposes only and does not constitute a notice of redemption of the Convertible Debentures.

This release contains forward-looking statements. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions to identify such forward-looking statements.  Undue reliance should not be placed on such forward-looking statements, which speak only as of the date they are made. Xilinx undertakes no obligation to update such forward-looking statements.  Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties.

About Xilinx

Xilinx develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information visit www.xilinx.com.

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